Exhibit 99.1


PRESS RELEASE

SOURCE: First Trust/Value Line(R) & Ibbotson Equity Allocation Fund First Trust Advisors L.P.

First Trust/Value Line(R) & Ibbotson Equity Allocation Fund Announces Expected Amount of Per Share Liquidating Distribution.

LISLE, IL - (BUSINESS WIRE) - November 30, 2006 - First Trust/Value Line(R) & Ibbotson Equity Allocation Fund (AMEX - FVI), a diversified closed-end management investment company ("FVI" or the "Fund"), announced that pursuant to the Plan of Termination, Liquidation and Dissolution (the "Plan") announced by the Fund on November 20, 2006, the Fund will make a first and final liquidating distribution by December 8, 2006, currently expected to be $23.42 per share to holders of record of shares of the Fund at the close of business on November 30, 2006 (the "Record Date"). Shares of FVI shall cease trading on the American Stock Exchange at the close of trading on the Record Date. The final liquidating distribution is expected to consist of approximately $0.05 per share of net investment income, approximately $1.98 per share of short-term capital gains, approximately $2.34 per share of long-term capital gains, and approximately $19.05 per share of return of capital. The final determination of the source and tax status of this and all other distributions paid in 2006 will be made after the end of 2006.

First Trust Advisors L.P. also announced that it will be making available on or before December 8, 2006, First Trust Value Line(R) Equity Allocation Index Fund ("FVI ETF"), which will seek to replicate the performance of the Value Line(R) Equity Allocation Index (the "Index"). The Index's stock selection methodology is substantially similar to FVI's investment strategy. FVI ETF is a newly-created, diversified series of First Trust Exchange-Traded Fund, an exchange-traded investment company. The shares of FVI ETF are expected to list and trade on the American Stock Exchange under the ticker symbol "FVI".

An investor should carefully consider the investment objectives, risks, charges and expenses of FVI ETF before investing. The prospectus for FVI ETF contains this and other important information and is available free of charge by calling toll-free at 1-800-621-1675 or writing FVI ETF at 1001 Warrenville Road, Suite 300, Lisle, Illinois 60532. The prospectus should be read carefully before investing.


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CONTACT:  Scott Jardine - (630) 241-8798